EXHIBIT 99.1

Exide Technologies Reports Fiscal 2013 First Quarter Results

MILTON, Ga., Aug. 2, 2012 (GLOBE NEWSWIRE) -- Exide Technologies (Nasdaq:XIDE) (www.exide.com), a global leader in stored electrical energy solutions, announced today its fiscal 2013 first quarter financial results for the period ended June 30, 2012.

Consolidated Results

Fiscal 2013 first quarter consolidated net sales were $693.4 million as compared to net sales of $745.1 million in the fiscal 2012 first quarter. Net sales in the fiscal 2013 period were negatively impacted by lead-related price decreases of approximately $26.8 million and foreign currency translation loss of $45.8 million. We achieved higher unit volume in aftermarket sales for Transportation Europe and Rest of World ("ROW"), and realized higher original equipment ("OE") unit sales in both Transportation segments when compared to the fiscal 2012 first quarter. Additionally in the current year period, the Company recorded higher sales throughout its global Network Power channels.

Selling and administrative expenses for the fiscal 2013 first quarter were $93.7 million or 13.5% of net sales versus the comparable prior year period of $102.7 million or 13.7% of net sales. Currency translation favorably impacted these expenses by $5.7 million.

In spite of lower selling and administrative costs and higher unit volumes in certain markets, operating income declined $12.6 million to $1.1 million. Core costs as a percent of LME continued to rise, principally in the Americas. With input costs driven higher by the price of spent batteries ("cores") combined with lower LME based pricing, margins were compressed. We estimate the impact of this to be about $15.0 million for the first quarter of fiscal 2013. Of this amount, approximately $5.0 million is related to lower profits on third party lead sales. Jim Bolch, President and Chief Executive Officer, stated, "The benefit of price increases announced earlier this year was insignificant in the fiscal first quarter, but will be realized in July and beyond. In addition, we will continue to reduce third party lead sales as we move to close our recycling operation in Frisco, Texas."

With the decline in profitability of the Americas business, the evaluation of our deferred tax asset in the United States has resulted in the establishment of a valuation allowance in the amount of $87.6 million or ($1.14) per share, in the fiscal 2013 first quarter. This non-cash charge when coupled with the difficult operating environment resulted in a net loss for the quarter of $106.5 million or ($1.38) per share compared with the prior year net loss of $5.2 million or ($0.07) per share.

With respect to the tax valuation charge, Phil Damaska, Executive Vice President and Chief Financial Officer, stated, "The Company continues to execute its strategy to right-size Transportation Americas through the announced closure of our Bristol, Tennessee battery plant and the closure and land sale of our Frisco, Texas lead recycling facility. We believe these actions, among other ongoing initiatives will return the overall Americas region to profitability and allow us to ultimately utilize this long-lived deferred tax benefit."

As of June 30, 2012, the Company had cash and cash equivalents of $130.1 million and $152.5 million of availability under its revolving bank credit facility. This compares to cash and cash equivalents of $155.4 million and $152.8 million of availability under the revolving bank credit facility at March 31, 2012. Given the seasonal nature of a large portion of our business, inventory is built during the first and second fiscal quarters. This resulted in a use of free cash flow in the amount of $21.0 million in the fiscal 2013 period, down from a use of $31.3 million in the prior year comparable period.

Segment Information for the Three Months Ended June 30, 2012

Transportation Segments

Net sales of the Company's combined Transportation segments in the fiscal 2013 first quarter decreased to $409.3 million from $444.8 million in the same period of fiscal 2012. Net sales were unfavorably impacted by currency translation in the amount of ($25.5) million. Price decreases resulting from the carryover impact of the competitive European market late last fiscal year and lead escalator agreements negatively impacted total Transportation net sales by ($19.3) million. Globally, fiscal 2013 first quarter aftermarket unit volume was flat as compared to the prior year first quarter while units sold to OE customers increased approximately 23% quarter-over-quarter.

Transportation Americas produced approximately 80 thousand tons of lead in our North American recycling operations, roughly flat to the prior year quarter. Open market sales were 11% of production and 12% was sold under tolling arrangements. This compares to 12% and 13% in the open market and under tolling arrangements, respectively, in the prior year comparable period. While market sales in tonnage are down only slightly, the 23% decline in lead pricing on the LME reduced third party lead revenue by approximately 26%.

Fiscal 2013 first quarter operating loss, excluding restructuring and impairment charges, was $5.4 million as compared to operating income of $7.7 million in the prior year first quarter. Operating income in our Europe and ROW segment declined $8.2 million to $4.0 million in the current year, the result of negative carryover pricing from the competitive market dynamics of late fiscal 2012, a $3.4 million mark-to-market loss on lead forward contracts and approximately $1.0 million year-over-year change in our New Zealand recycling operation as we wound down this business. In the Americas segment we experienced margin compression of approximately $13 million; a combination of higher spent battery input costs and lower LME based pricing that offset positive fiscal 2012 year-over-year carryover pricing and improved manufacturing performance.

Bolch stated, "It was a difficult quarter made extremely challenging by unprecedented high core prices in the Americas. We remain committed to our strategy to turnaround our Americas transportation business while driving continued improvement in the other three segments. I am encouraged by the progress of our productivity initiatives and we remain on track with the closure of the Bristol and Frisco facilities later this year. While it is difficult to predict the future cost of acquiring used batteries, the actions we have taken including new pricing should begin to mitigate this issue for the rest of the year."

Industrial Energy Segments

Fiscal 2013 first quarter total net sales for the Company's combined Industrial Energy segments was $284.2 million as compared to $300.3 million in the comparable fiscal 2012 period. Net sales were unfavorably impacted by currency translation of ($20.3) million. Price decreases resulting from lead escalator agreements negatively impacted net sales by ($8.4) million in the fiscal 2013 first quarter as compared to the same period of fiscal 2012.

Fiscal 2013 first quarter operating income, excluding restructuring and impairment charges, was $12.6 million compared to $13.3 million in the prior year period. While our Europe and ROW segment had some recovery sequentially and year-over-year, the high cost of spent batteries and lower pricing of lead caused a reduction in the profitability of our Americas segment. Higher pricing initiated late in the first quarter is expected to mitigate this issue going forward.

The backlog of orders in our Global Industrial Energy business at the end of June 2012 is at the highest level of the most recent four years. The backlog in the Americas is up roughly 30% year-over-year and up more than 27% sequentially. In the Europe and ROW segment, backlog at June 30, 2012 is up over 16% and is roughly flat sequentially.

Non-GAAP Financial Measures

The Company defines Free Cash Flow as cash from operating activities less cash from investing activities, both as measured in accordance with U.S. Generally Accepted Accounting Principles. We believe that Free Cash Flow provides useful information about the cash generated by our core operations after capital expenditures and the sale of non-core assets.

The foregoing non-GAAP financial measure should be used in addition to, but not in isolation or as a substitute for, the analysis provided in the Company's measures of financial performance prepared in conformity with U.S. GAAP. The non-GAAP financial measure should be read only in conjunction with the Company's condensed consolidated financial statements prepared in accordance with GAAP.

Conference Call

The Company previously announced that it will hold a conference call to discuss its results on Friday, August 3, 2012 at 9:00 a.m. Eastern Time.

Conference call details:
Dial-in number for U.S./Canada: 877-296-1542
Dial-in number for international callers: 706-679-5918
Conference ID: 10496433

A telephonic replay of the conference call is available:
Dates: from 12:00 p.m. ET August 3, 2012 to 11:59 p.m. ET August 17, 2012
Domestic dial-in: 855-859-2056
International dial-in: 404-537-3406
Passcode: 10496433

About Exide Technologies

Exide Technologies, with operations in more than 80 countries, is one of the world's largest producers and recyclers of lead-acid batteries. The Company's four global business groups -- Transportation Americas, Transportation Europe and Rest of World, Industrial Energy Americas and Industrial Energy Europe and Rest of World -- provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications.

Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and automotive applications. Industrial markets include network power applications such as telecommunications systems, electric utilities, railroads, photovoltaic (solar-power related) and uninterruptible power supply (UPS), and motive-power applications including lift trucks, mining and other commercial vehicles.

Further information about Exide, including its financial results, are available at www.exide.com.

The Exide Technologies logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3300

Forward-Looking Statements

Except for historical information, this news release may be deemed to contain "forward-looking" statements. The Company desires to avail itself of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the "Act") and is including this cautionary statement for the express purpose of availing itself of the protection afforded by the Act.

Examples of forward-looking statements include, but are not limited to (a) projections of revenues, cost of raw materials, income or loss, earnings or loss per share, capital expenditures, growth prospects, dividends, the effect of currency translations, capital structure, and other financial items, (b) statements of plans and objectives of the Company or its management or Board of Directors, including the introduction of new products, or estimates or predictions of actions by customers, suppliers, competitors or regulating authorities, (c) statements of future economic performance, and (d) statements of assumptions, such as the prevailing weather conditions in the Company's market areas, underlying other statements and statements about the Company or its business.

Factors that could cause actual results to differ materially from these forward looking statements include, but are not limited to, the following general factors such as: (i) the fact that lead, a major constituent in most of the Company's products, experiences significant fluctuations in market price and is a hazardous material that may give rise to costly environmental and safety claims, (ii) the Company's ability to implement and fund business strategies based on current liquidity, (iii) the Company's ability to realize anticipated efficiencies and avoid additional unanticipated costs related to its restructuring activities, (iv) the cyclical nature of the industries in which the Company operates and the impact of current adverse economic conditions on those industries, (v) unseasonable weather (warm winters and cool summers) which adversely affects demand for automotive and some industrial batteries, (vi) the Company's substantial debt and debt service requirements which may restrict the Company's operational and financial flexibility, as well as imposing significant interest and financing costs, (vii) the litigation proceedings to which the Company is subject, the results of which could have a material adverse effect on the Company and its business, (viii) the realization of the tax benefits of the Company's net operating loss carry forwards, which is dependent upon future taxable income, (ix) competitiveness of the battery markets in the Americas and Europe, (x) risks involved in foreign operations such as disruption of markets, changes in import and export laws, currency restrictions, currency exchange rate fluctuations and possible terrorist attacks against U.S. interests, (xi) the ability to acquire goods and services and/or fulfill later needs at budgeted costs, (xii) general economic conditions, (xiii) the Company's ability to successfully pass along increased material costs to its customers, and (xiv) recently adopted U.S. lead emissions standards and the implementation of such standards by applicable states, and (xv) those risk factors described in the Company's fiscal 2012 Form 10-K filed on June 7, 2012.

The Company cautions each reader of this news release to carefully consider those factors set forth above. Such factors have, in some instances, affected and in the future could affect the ability of the Company to achieve its projected results and may cause actual results to differ materially from those expressed herein.

Financial tables follow

EXIDE TECHNOLOGIES AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per-share data)

	For the Three Months Ended
	June 30, 2012	June 30, 2011

Net sales	$ 693,438	$ 745,095
Cost of sales	599,183	628,445
Gross profit	94,255	116,650

Selling and administrative expenses	93,685	102,738
Restructuring and impairments, net	(484)	295
Operating income	1,054	13,617

Other expense, net	1,610	120
Interest expense, net	14,100	17,660
Loss before income taxes	(14,656)	(4,163)
Income tax provision	91,812	1,633
Net loss	(106,468)	(5,796)
Net income (loss) income attributable to noncontrolling interests	30	(604)
Net loss attributable to Exide Technologies	$ (106,498)	$ (5,192)

Loss per share
Basic and diluted	$ (1.38)	$ (0.07)

Weighted average shares
Basic and diluted	77,121	77,518

EXIDE TECHNOLOGIES AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per-share data)

	June 30, 2012	March 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$ 130,091	$ 155,368
Accounts receivable, net	472,649	500,375
Inventories	515,676	479,467
Prepaid expenses and other current assets	23,170	21,840
Deferred income taxes	10,149	30,804
Total current assets	1,151,735	1,187,854
Property, plant and equipment, net	612,242	622,975
Other assets:
Goodwill and intangibles, net	157,177	164,039
Deferred income taxes	92,813	174,601
Other noncurrent assets	43,328	45,517
	293,318	384,157
Total assets	$ 2,057,295	$ 2,194,986
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$ 17,865	$ 20,014
Current maturities of long-term debt	3,579	3,787
Accounts payable	406,438	390,549
Accrued expenses	279,472	276,809
Total current liabilities	707,354	691,159
Long-term debt	751,771	752,930
Noncurrent retirement obligations	224,014	236,312
Deferred income taxes	9,363	17,158
Other noncurrent liabilities	93,715	95,075
Total liabilities	1,786,217	1,792,634

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value, 1,000 shares authorized, 0 shares issued and outstanding	--	--
Common stock, $0.01 par value, 200,000 shares authorized, 78,369 and 78,351 shares issued and outstanding	784	783
Additional paid-in capital	1,134,332	1,133,417
Accumulated deficit	(822,411)	(715,913)
Accumulated other comprehensive loss	(42,206)	(16,493)
Total stockholders' equity attributable to Exide Technologies	270,499	401,794
Noncontrolling interests	579	558
Total stockholders' equity	271,078	402,352
Total liabilities and stockholders' equity	$ 2,057,295	$ 2,194,986

EXIDE TECHNOLOGIES AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	For the Three Months Ended
	June 30, 2012	June 30, 2011

Cash Flows From Operating Activities:
Net loss	$ (106,468)	$ (5,796)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities—
Depreciation and amortization	19,911	21,755
(Gain) loss on asset sales / impairments	(983)	248
Deferred income taxes	89,589	(1,849)
Provision for doubtful accounts	(263)	455
Non-cash stock compensation	915	1,368
Amortization of deferred financing costs	1,062	1,090
Currency remeasurement loss	1,191	2,551
Changes in assets and liabilities —
Receivables	10,657	30,937
Inventories	(52,075)	(72,075)
Other current assets	(4,120)	(126)
Payables	30,799	(2,529)
Accrued expenses	14,234	19,981
Other noncurrent liabilities	(4,834)	(5,018)
Other, net	3,450	(3,574)
Net cash provided by operating activities	3,065	(12,582)

Cash Flows From Investing Activities:
Capital expenditures	(24,086)	(18,723)
Proceeds from asset sales	36	9
Net cash used in investing activities	(24,050)	(18,714)

Cash Flows From Financing Activities:
(Decrease) increase in short-term borrowings	(1,051)	834
Decrease in other debt	(650)	(1,184)
Other	--	277
Net cash used in financing activities	(1,701)	(73)

Effect of exchange rate changes on cash and cash equivalents	(2,591)	862

Net decrease in cash and cash equivalents	(25,277)	(30,507)
Cash and cash equivalents, beginning of period	155,368	161,363
Cash and cash equivalents, end of period	$ 130,091	$ 130,856

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period --
Interest	$ 2,172	$ 2,139
Income taxes (net of refunds)	$ 1,971	$ 3,939

EXIDE TECHNOLOGIES AND SUBSIDIARIES
NET SALES AND OPERATING INCOME BY SEGMENT

	For the Three Months Ended
	June 30, 2012	June 30, 2011
	(In thousands)
Net sales
Transportation Americas	$ 215,141	$ 217,597
Transportation Europe & ROW	194,143	227,220
Industrial Energy Americas	86,688	88,544
Industrial Energy Europe & ROW	197,466	211,734
	$ 693,438	$ 745,095

Operating income
Transportation Americas	$ (9,419)	$ (4,550)
Transportation Europe & ROW	4,023	12,253
Industrial Energy Americas	6,412	9,389
Industrial Energy Europe & ROW	6,189	3,935
Unallocated corporate expenses	(6,635)	(7,115)
	570	13,912
Restructuring and Impairment Costs	(484)	295
Total Operating Income	$ 1,054	$ 13,617

EXIDE TECHNOLOGIES AND SUBSIDIARIES
COMPUTATION OF FREE CASH FLOW
(in millions)

FOR THE THREE MONTHS ENDED
	June 30, 2012	June 30, 2011

Net cash provided by (used in) operating activities	$ 3.1	$ (12.6)

Net cash used in investing activities	(24.1)	(18.7)

Free Cash Flow	$ (21.0)	$ (31.3)
CONTACT: MEDIA CONTACT:
         Susan Jaramillo
         Senior Director, Corporate Communications
         203/699-9133 phone
         susan.jaramillo@exide.com

         INVESTOR CONTACT:
         Carol Knies
         Senior Director, Investor Relations
         Exide Technologies
         678/566-9316 phone
         carol.knies@exide.com